SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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


GENERAL MILLS FILED A PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2000 IN CONNECTION WITH TWO PROPOSALS RELATING TO GENERAL MILLS' PROPOSED ACQUISITION OF PILLSBURY TO BE SUBMITTED TO GENERAL MILLS STOCKHOLDERS FOR APPROVAL. STOCKHOLDERS OF GENERAL MILLS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. GENERAL MILLS AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES TO APPROVE THE PROPOSALS RELATING TO THE PROPOSED TRANSACTION. THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SEC CONTAINS INFORMATION ON GENERAL MILLS DIRECTORS' AND EXECUTIVE OFFICERS' OWNERSHIP OF GENERAL MILLS COMMON STOCK.


                                 * * * * * *


The following is the text of prepared remarks delivered by Mr. Stephen W. Sanger, Chairman of the Board and Chief Executive Officer of General Mills, at General Mills' Annual Meeting of Shareholders held September 25, 2000.


TITLE SLIDE
-----------
Good morning, and welcome to the 72nd annual meeting of General Mills shareholders. I'm Steve Sanger, Chairman and Chief Executive Officer of General Mills. It's 11 o'clock, we have a quorum, all official papers are on file, and the inspectors of election have been appointed. Therefore, I will call this meeting to order.

Before we address the specific business items to be voted on today, I would like to give you an update on General Mills' recent performance and future growth prospects.


CAUTIONARY INFORMATION
----------------------
Let me begin by reminding you that today's presentation will contain forward-looking statements based on management's current expectations and assumptions. Actual results may differ, and we ask you to please refer to our annual report and 10k for cautionary information related to forward-looking statements.


RECORD ANNUAL RESULTS
---------------------
General Mills delivered outstanding results in fiscal 2000, which ended in May.
o  Reported sales increased 7 percent to $6.7 billion.
o  Operating profits grew faster, up 8 percent to nearly $1.1 billion.
o  Earnings after tax reached $614 million.
o  And our diluted earnings per share grew 11 percent to a record $2.00.


CONSISTENT UNIT VOLUME GROWTH
-----------------------------
Our fiscal 2000 domestic unit volume was up 7 percent, 4 percent if you exclude the acquisitions we made during the last year. This marks a continuation in the consistent unit volume record we've established in recent years. Our domestic unit volume has increased more than 5 percent a year since 1996.

OPERATING PROFIT GROWTH RECORD
------------------------------
We've been consistently growing our operating profit faster than sales. As a result, our operating profit margin expanded to 16.4 percent last year.


JOINT VENTURES PROFITABILITY
----------------------------
Fiscal 2000 marked the first time our international joint ventures contributed to General Mills' bottomline. After nearly a decade of investment, Cereal Partners Worldwide and Snack Ventures Europe reached this important inflection point, earning a combined $3.3 million after tax.


EPS GROWTH RECORD
-----------------
As a result of these factors - superior unit volume growth, continued margin expansion and the contribution from our international joint ventures - General Mills recorded its third consecutive year of double-digit growth in earnings per share.


FIRST QUARTER 2000 FINANCIAL RESULTS
------------------------------------
I'm happy to report that this momentum is continuing in fiscal 2001.
o First quarter results, which were released September 14, showed our sales up 6 percent on strong unit volume growth.
o  Operating earnings rose 8 percent to $296 million.
o Our earnings after tax were flat, as recent acquisitions and share repurchases increased our debt and interest expense...
o But the lower number of shares outstanding more than offset the interest expense, and earnings per share grew 10 percent to a record 55 cents.
o We're very pleased with this performance, and it puts General Mills' current businesses on track to meet our full year financial goals.


GENERAL MILLS GROWTH STRATEGIES
-------------------------------
We're achieving strong, consistent growth by focusing on 4 key strategies.
o First, product innovation, particularly innovations that increase the health or convenience profile of our brands;
o Second, channel expansion, to leverage our powerful brand equities in faster-growing outlets beyond the traditional grocery store;
o Third, international expansion, to extend our brands to fast-growing global markets;
o And finally, margin expansion, to keep our earnings growing faster than sales.

Let me show you how these strategies are working to build our businesses today...


YOPLAIT-COLOMBO
---------------
Product innovation has made yogurt our fastest-growing business. Consumer volume for Yoplait and Colombo grew 24 percent last year, and another 23 percent last quarter. New flavor innovations are driving growth in our established yogurt lines. And the breakthrough innovation of spoon-free Go-Gurt has been a runaway hit with kids. Today, we are introducing this same spoon-free convenience for adult consumers with Yoplait Expresse, which began shipping to part of the country earlier this month. We think this new product, plus the momentum we're seeing from Go-Gurt and our established lines, should mean another year of excellent growth for yogurt.

SNACKS
------
o Our fruit snacks have posted 4 straight years of accelerating volume growth, and show no signs of slowing. A new line of Disney-themed fruit snacks helped drive 26 percent consumer volume growth in the latest quarter.
o Nature Valley Granola bars are continuing to show outstanding growth on the strength of award-winning advertising and a new maple brown sugar flavor.
o And consumer volume for Chex Mix was up 13 percent in the first quarter. We expect the October launch of a new Honey Nut Chex flavor to sustain good momentum for this line.


BETTY CROCKER INNOVATIONS
-------------------------
For our Betty Crocker businesses, new varieties and increased convenience are the keys to growth.
o In the baking aisle, we're expanding our fast-growing pouch cookie mix line, and taking our convenient Gold Medal zip-pak bag into nationwide distribution.
o We've expanded our line of dinner mixes with three new Hamburger Helper varieties. We also launched four new varieties of Chicken Helper Oven Favorites that are oven baked, for walk-away preparation convenience.
o  And we're also offering consumers ultra-convenient, "heat-and-eat" options:
   Lloyd's refrigerated entrees and new Bowl Appetit! lunches, which began shipping in June. Bowl Appetit! rice and pasta-based meals are ready from the microwave in just 5 minutes.


BIG G GROWTH DRIVERS: HEALTH NEWS
---------------------------------
Big G is leveraging the power of health news to grow our biggest cereal brands. We're continuing our messages about Cheerios and its role in reducing cholesterol. We're reminding moms that our major child cereals are fortified with calcium. And we're leveraging the health claim authorized last summer by the FDA on whole grain foods.

Our focus on these compelling health messages helped drive consumer volume gains for 7 of Big G's top 10 brands in fiscal 2000. And these established brands are continuing to grow in the current fiscal year.


PRODUCT INNOVATION
------------------
We innovate to create new cereal products, too. Last month, we began shipping two new products.
o Harmony cereal is formulated to meet the unique health needs of women, fortified with calcium, antioxidants and soy protein.
o We're also introducing Milk n' Cereal bars. These bars offer all the nutrition of a bowl of cereal and milk, ready for dashboard dining.

MARKETING INNOVATION
--------------------
Marketing innovation generates consumer interest and helps Big G brands get strong display with retailers. We're currently offering some of the most popular computer game software free on our packages. Retailers and consumers have really jumped on this promotion.


BIG G DOLLAR SHARE
------------------
Growth by our established brands, distinctive new products and innovative marketing have resulted in steady market share growth for Big G. Over the last 20 years, our share of cereal category sales has increased from 22 percent to 33 percent---an average gain of more than a half a point per year.


LEADING MARKET POSITIONS
------------------------
In fact, we've been growing most of our share positions over time. Last year, brands accounting for 90 percent of our total U.S. volume ranked #1 or #2, based on retail dollar sales.

The continued strength of our brands is absolutely critical to our continued growth, and we intend to deliver a steady drumbeat of consumer-focused innovations to keep them strong.


CHANNEL GROWTH PROJECTIONS
--------------------------
Now, all of the volume gains I've been talking about so far represent growth through traditional grocery and mass merchandise channels. Our second key growth strategy is extending our brands to the new, emerging channels for food sales---outlets like convenience stores, vending machines, school cafeterias and restaurants.

Projections for the next decade anticipate that traditional grocery-store sales will grow at a 1 percent compound rate, with total retail food sales growing 3 percent. In contrast, foodservice sales are expected to grow twice that fast.


FOODSERVICE CHANNELS
--------------------
In fiscal 2000, we achieved good growth for General Mills brands in foodservice outlets. We're building on that momentum in the current fiscal year. Volume for our brands in convenience stores nearly doubled last year, and was up more than 100 percent in this year's first quarter.

We're also excited about the prospects for a new, fruit and yogurt parfait we're making for McDonalds, which was recently expanded to more than one third of the country.


INTERNATIONAL GROWTH
--------------------
Our third key growth strategy is international expansion.
o Cereal Partners Worldwide, our joint venture with Nestle, continues to grow its share in markets around the world. Volume is up 5 percent so far this calendar year.
o Snack Ventures Europe, our joint venture with PepsiCo is also posting good volume growth, including a 13 percent gain in the first quarter. Both of these joint ventures have leading brands in fast-growing markets, and their prospects for a growing profit contribution are excellent.

o Last year we established two new, 100 percent owned businesses. In China we began marketing Bugles in three markets, and in Mexico we're building a desserts business. Prospects for these businesses are also very exciting. And General Mills Canada continues to build our brands north of the border. Volume for Canada was up 15 percent in the first quarter.


GENERAL MILLS MARGIN EXPANSION
------------------------------
Our final growth driver is margin expansion. From 1991 to 2000, we lowered our cost to manufacture and distribute a case of product by 9 percent. That supply chain productivity has helped us increase our operating margin to 16.4 percent of sales. Continued margin expansion is the key to growing our earnings faster than sales, and we expect to keep right on achieving good productivity gains going forward.


GENERAL MILLS OUTPERFORMANCE
----------------------------
Our execution against these 4 strategic growth drivers - product innovation, channel expansion, international expansion and margin expansion - has produced consistent topline and bottomline growth. And in an era when food companies have found growth difficult to achieve, our record compares very favorably to our peer group on both measures.


EXTERNAL RECOGNITION FOR GENERAL MILLS
--------------------------------------
Our performance has not gone unnoticed. Your company has received each of the accolades you see here in the 12 months since our last annual meeting. We've been recognized for companywide innovation...for being one of the best managed companies in the U.S....for the strength of our sales force...for our corporate
citizenship...and even for being smart about leveraging the world wide web.


GENERAL MILLS STOCK PRICE
-------------------------
It seems there's just one place our performance hasn't been recognized--and that's in the price of General Mills stock. Since the beginning of the summer, our stock was off 3 dollars through mid-July, and another 2 dollars through last Friday. Given that we are all shareholders, this is a measure we care very much about.

I think there are 3 factors temporarily holding our stock back.


STOCK MARKET PERFORMANCE
------------------------
The first is general investor interest, which remains focused on the technology sector. This focus has limited the price appreciation for many consumer stocks, not just General Mills. For our fiscal year to date, the technology-driven Nasdaq index is up 6 percent, the S&P 500 is flat, and the S&P Foods index is down 3 percent.


CEREAL CATEGORY CONCERNS
------------------------
Second, within the food industry, cereal stocks have been hit especially hard. Last year, cereal category volume was down more than 1 percent, and it was down again in the first quarter of this fiscal year. Wall Street is nervous about this...they fear it will lead to more price discounting and impede profit growth. So, despite the fact that the two leading cereal companies have announced volume and earnings growth in their most recent quarter, both stock have traded off in very similar fashion.

PILLSBURY HEADLINES
-------------------
The third factor that has played some role in our recent stock price trend is our planned acquisition of Pillsbury, which we announced in mid-July. It's quite common for an acquiring company's stock to trade down after a deal is announced, as the market discounts the risks associated with the integration of two large companies and digests the strategic impact of the combination. Furthermore, many U.S. investors are unfamiliar with Pillsbury's business because it has been owned by a U.K. liquor company for the last decade.

Now what role this last factor has played is impossible to say, but I do believe that the pending transaction adds an element of uncertainty in our stock that will remain until we complete the deal.


GENERAL MILLS FOOD ACQUISITIONS
-------------------------------
But make no mistake about it, this combination represents a tremendous growth opportunity for General Mills and its shareholders. You need only look at history to see that food acquisitions have been a strong contributor to our growth. Of the 7 percentage points of volume growth we recorded in fiscal 2000, 5 points came from acquisitions we've made over the last 25 years--from Yoplait yogurt in 1978 to the more recent additions of Gardetto's snacks and Small Planet Foods.


PILLSBURY AND GENERAL MILLS
---------------------------
The acquisition of those brands gave us new platforms for innovation and growth, and we've been very successful in capitalizing on those opportunities. This track record gives me great confidence in our ability to build Pillsbury's brands and realize the inherent value of this combination.


THE NEW GENERAL MILLS A STRONGER PORTFOLIO
------------------------------------------
The addition of Pillsbury gives us a business portfolio that is broader, and better balanced than ever in our history:
o  Our foodservice business will quadruple, to $1.7 billion in sales.
o Our International business will double, to exceed $2 billion in annual revenues.
o We'll be the second-largest player in U.S. refrigerated grocery, with annual sales exceeding $1.8 billion.
o We'll be in the freezer case now, with lines ranging from frozen breakfast pastries to frozen snacks.
o And we'll offer a broader array of great-tasting and convenient dry grocery brands.
This chart doesn't include Pillsbury's North American dessert mix and U.S. canned vegetable businesses, which we intend to sell.

POWERFUL BRAND LINE-UP
----------------------
We'll be adding some very powerful brands to our lineup----consumer favorites like the Pillsbury doughboy, Hungry Jack, the jolly Green Giant, and Progresso.


PILLSBURY'S LEADING MARKET POSITIONS
------------------------------------
Like General Mills, Pillsbury's major brands hold strong market positions. In total, approximately 85 percent of our U.S. sales will come from brands that are either #1 or #2 in their respective market categories. And, as you can see on this chart, not only do Pillsbury brands rank #1 or #2 - but the categories where they compete have been showing very good growth.


GENERAL MILLS GROWTH STRATEGIES
-------------------------------
This acquisition is directly in line with our 4 strategic growth drivers.
o  Pillsbury gives us new platforms for innovation;
o  It increases our participation in the fast-growing Foodservice channel;
o  It gives us a profitable presence in a number of international markets;
o And combining Pillsbury's businesses with General Mills' will create significant new opportunities for cost synergies.

Let me say a word about each.


FASTER GROWING CATEGORIES
-------------------------
First, Pillsbury's businesses give us some attractive new categories where we can innovate. When you look at General Mills' current categories, some--like yogurt, fruit snacks and dinner mixes--are showing very strong growth. Others, like dessert mixes and flour, have been declining, and the U.S. cereal market has been performing below its historical growth rate in recent years. When you put them together, our categories have been generating only 1 percent sales growth, which we've been outperforming by growing our market share. Pillsbury's major retail categories, in contrast, have been growing at a 4 percent pace.


STRONGER CONVENIENCE PROFILE
----------------------------
These new categories will increase our focus on the convenient food choices today's consumers need. Approximately 80 percent of our retail sales will come from products that are either ready-to-eat, or require less than 15 minutes to prepare. That's a better convenience profile than we have now.


STRONGER CONVENIENCE PROFILE PRODUCT INNOVATION
-----------------------------------------------
Both General Mills and Pillsbury are currently introducing some great new innovations that are on target with consumers. Grab-and-go foods like Big G Milk `n Cereal bars and Pillsbury toaster Bagels. Bowl Appetit heat and eat lunches. And Pillsbury's ready-to-bake cookies.


PILLSBURY'S FOODSERVICE GROWTH
------------------------------
Earlier, I mentioned the growing importance of the foodservice channel. Pillsbury's Foodservice sales have grown at a compound rate of 19 percent since the early 90's, through a combination of strategic acquisitions and organic growth. Profit margins have nearly doubled over the same period. That's due to Pillsbury's focus on leveraging their dough technology to create value-added products, designed to meet the needs of today's foodservice operators. We see terrific opportunities to continue this strong growth momentum.

PILLSBURY'S INTERNATIONAL BUSINESS
----------------------------------
I told you earlier that international markets are a key growth driver for General Mills. Pillsbury has operations in 20 countries around the world, including key markets in Europe, Latin America and Asia. They also have a business in Canada that is roughly the same size as our own. Sales for these operations have been growing at a 5 percent compound rate, despite the negative effect of foreign exchange on recent results.


STRONGER INTERNATIONAL PRESENCE
-------------------------------
The combination with Pillsbury gives us a stronger international presence, adding $1.2 billion to our sales base outside the U.S. And it gives us manufacturing, distribution and sales capabilities to expand our brands.


SYNERGIES
---------
Finally, combining General Mills and Pillsbury will create opportunities for cost-saving synergies.
o  For example, we'll see supply chain synergies as we consolidate
   Pillsbury's raw material purchases with our own and leverage that greater scale.
o We'll find opportunities to increase utilization rates across our combined manufacturing systems, and our distribution activities.
o We'll get synergies in our selling and merchandising activities, as we work across more categories in the store.
o  We'll find opportunities to be more efficient with our marketing spending.
o And we'll have clear opportunities to streamline many administrative functions.


PROJECTED COST SAVINGS
----------------------
We've stated our goals to realize cost savings of approximately $25 million in fiscal 2001, increasing to about $220 million in 2002. And we think the savings will increase to about $400 million annually by 2003.


GENERAL MILLS ACCELERATED GROWTH
--------------------------------
We believe this combination of faster-growing retail categories, increased foodservice and international scale, and strong synergies will accelerate General Mills' growth.

Since 1995, our reported sales have grown at a 6 percent compound rate. With our new portfolio, we expect our topline growth rate to be at least a percentage point higher. And as a result of this combination, we are adding 1 to 2 points to our double-digit EPS growth rate target--bringing it to a range of 11 to 15 percent.

EPS IMPACT
----------
This transaction will obviously impact our cash flow.

We expect to achieve increasing operating profits and strong cost savings. One-time transaction costs and incremental interest expense will negatively affect cash flow in the current fiscal year. But, we expect the net effect to be cash flow positive by fiscal 2002, and increasingly so thereafter.

The book accounting treatment for this acquisition includes one more factor - a non-cash charge for goodwill amortization. That accounting entry doesn't represent cash going out, but it does reduce reported, book earnings on our income statement.


CHANGE IN EARNINGS PER SHARE
----------------------------
In large business combinations like this one, the goodwill book entry can make a significant difference. As a result, many investors are increasingly focused on earnings per share before goodwill amortization - often called cash EPS. On that basis, we project the acquisition of Pillsbury will quickly begin adding to General Mills' earnings per share. By next year--our first full fiscal year--we believe Pillsbury will add 10 cents to our total earnings per share. By 2003, we think the acquisition will add 36 cents to our cash EPS.


POTENTIAL EPS GROWTH
--------------------
Perhaps the best way to visualize the impact of this combination on EPS growth is this graph. The blue line represents our cash EPS growth goals before the combination. The yellow line reflects our new targets. Beginning in 2002, as our cost synergies flow in, our new growth goals exceed the old targets. And we expect the cumulative EPS impact to be substantial, looking out to 2005 and beyond.


CASH FLOW OUTLOOK
-----------------
That is a reflection of the tremendous cash we expect the new General Mills to generate. Our current food businesses are strong cash generators...and so are Pillsbury's. We currently project the cash flow from these combined operations to total approximately $955 million in 2001, and to increase to nearly $1.9 billion by 2004. And these figures are after interest expense and after tax.

As a result, General Mills' financial condition remains strong. The Standard and Poor's Debt rating agency, whose job it is to assess our financial position, gives the new General Mills a solid investment grade rating, of A-. The cash flows from our operations will support the ongoing fixed-asset investment we need to make to grow our businesses. And cash we generate beyond those investment needs will continue to be returned to shareholders.


DIVIDENDS
---------
This morning General Mills Board of Directors declared a quarterly dividend, payable November 1 at the prevailing rate of 27 and a half cents per share. General Mills has now paid uninterrupted dividends--without reduction--for 102 consecutive years. That's a record we don't intend to disrupt--we intend to maintain the prevailing dividend rate of $1.10 per share, and expect to grow dividends over time as our earnings grow.

TIMELINE
--------
Here are the next steps for the Pillsbury transaction:
o The deal is subject to regulatory review, which we are in the process of completing.
o After that, General Mills will issue a proxy statement, probably in the early fall, that will provide shareholders with detailed information on this transaction and pro forma financial information on the combined businesses.
o Both General Mills and Diageo shareholders are required to approve the acquisition.
o  We currently anticipate that the deal will close by the end of calendar 2000.


SUMMARY
-------
Let me summarize the growth prospects for General Mills.
o Your company delivered great performance in fiscal 2000, with superior topline growth and double-digit growth in earnings per share.
o That momentum is continuing for our current businesses in this fiscal year.
o And we're very excited about the acquisition of Pillsbury, because it fits so very well with the successful growth strategies we've already been following. We believe this acquisition will improve our prospects for creating significant long-term value for General Mills shareholders, because the combination will accelerate our topline and bottom-line growth.
Of course the success of this acquisition depends on our ability to execute against those growth strategies. I have every confidence in our ability to do that because of the talent and commitment of our people. We have terrific people at General Mills and we're thrilled to be adding more from Pillsbury.


CHAMPIONS AWARD
---------------
At the end of each fiscal year, we recognize a small number of individuals who made particularly important contributions to our results. They are our Champions Award Winners, and they are with us here today. I'd like to briefly introduce them to you.

I'll ask each winner to stand as I call their name. Please hold your applause until all are standing.


PRODUCT INNOVATION - FLAVOR AND FUN
-----------------------------------
The performance of our first team of Champions is a great example of the power of product innovation. Our launch of Pokemon fruit rolls last November was our largest snack launch ever, capturing up to a 9 percent market share and helping to drive our overall fruit snacks volume up 16 percent for the fiscal year. Marketers Jonathan Yusen [YOU-SIN] and Dan Levinson identified the opportunity and secured the license in time to catch Pokemon at its peak. And engineer Laura Campbell and designer Kris Kopischke [CO-PISH-KEY] created the great package graphics and in-pack cards that made this a "must-have" product for kids.

PRODUCT INNOVATION - HEALTH
---------------------------
This next team helped General Mills achieve FDA approval for a health claim linking whole grain foods with lower risk of cancer and heart disease. More than one-third of our cereal volume come from whole-grain brands, so this claim creates a real competitive advantage for General Mills. Led by nutritionist Kathryn Wiemer [WEE-MER], scientist Len Marquart and assistant general counsel Gayle Crose, this team developed a unique strategy to gain FDA approval on an expedited basis. When the claim was approved and made public, Sid Gopinath [GO-PINITH], Cheri Cannon and Tom Johnson, who could not be with us today, were ready to hit the ground running with an integrated marketing plan. As a result of those efforts, General Mills brands like Total, Wheaties and Cheerios were able to achieve solid volume gains.


PRODUCT INNOVATION - HEALTH
---------------------------
The next Champions team took the U.S. whole grain claim I just mentioned, and figured out how to translate it into big volume and market share gains in the United Kingdom. Maria Jensen, Gareth Helm, Mark Fanner and Oliver West, who could not be with us today, reached agreement with U.K. regulators on a health claim. The result of this integrated effort has been outstanding. Volume for the four Shredded Wheat cereals that carry this claim increased 16 percent and market share for these brands has increased one full point.


INTERNATIONAL EXPANSION
-----------------------
Last year we established a savory snacks business in China, and this next team of Champions Award winners demonstrated extraordinary leadership in the design, construction and start-up of our new Nanjing, China manufacturing facility. This factory was built in just 7 months and more than 10 percent under our original cost expectations. Led by Director of International Operations Raj Puri, Plant Manager Edward Lee, Quality Manager Tom Keller, and Engineers Jim Korslund and Nic Scher [SHEER], our Chinese business was able to achieve outstanding product quality from the first day of production.


CHANNEL EXPANSION - CONVENIENCE STORES
--------------------------------------
I told you one of our key strategies is to expand our distribution to faster growing food channels beyond the traditional grocery store. Jon Althoff, our next Champions award winner was charged with leading a new organization specifically focused on growing the convenience store and vending channels. As a result of his efforts, volume for General Mills brands in convenience stores increased 80% in fiscal 2000, and more than doubled in the first quarter of this year. Please join me in thanking Jon for his great contribution.


CHANNEL EXPANSION - SAM'S CLUB
------------------------------
Club stores also represent a big growth opportunity for General Mills brands. Thanks largely to the efforts of Arthur Baldwin, our volume in Sam's Club stores increased 350 percent since 1991. Today, Sam's is our number one snacks customer and our number two cereal customer. As a result, Arthur is our first salesperson to achieve the 10 million case milestone.

MARGIN EXPANSION
----------------
Earlier I showed you General Mills' outstanding record of delivering productivity gains. Our final team of Champions, Paulette Crabb and Wendy Lessin [LESS-SON], of our Covington, Georgia plant, were leaders of the Project Storm initiative to deliver ingredient cost savings. The result of their leadership, innovation and commitment was a number of innovative ideas for using raw materials more productively and $2.2 million in cost savings.

Please join me in recognizing Paulette, Wendy and the rest of our Champions winners for their important contributions to General Mills.


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           Cautionary Statement Concerning Forward-Looking Statements

These materials contain forward-looking statements based on management's current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. In particular, our predictions about the Pillsbury acquisition could be affected by regulatory and stockholder approvals; integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. In addition, our future results also could be affected by a variety of factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of business assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including currency rate fluctuations. General Mills undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.